Exhibit 23
              Consent of Independent Certified Public Accountants












          CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


The Board of Directors
WLR Foods, Inc.:

We consent to incorporation by reference in the registration statements on Form S-8 (No. 33-27037, No. 33-63364 and No. 33-55649)
and on Form S-3 (No. 33-48293, No. 33-54692, No. 33-63368 and No. 33-
56775) of WLR Foods, Inc. of our reports dated August 16, 1995, relating to the consolidated balance sheets of WLR Foods, Inc. and subsidiaries as of July 1, 1995 and July 2, 1994 and the related consolidated statements of earnings, shareholders' equity and cash flows and related schedule for each of the fiscal years in the three-year period ended July 1, 1995, which reports appear or are incorporated by reference in the July 1, 1995 annual report on Form 10-K of WLR Food, Inc.

                                  KPMG PEAT MARWICK LLP


Richmond, Virginia
September 27, 1995





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